Exhibit 10.16

US FOODS, INC.

ANNUAL INCENTIVE PLAN

(Restated Effective as of January 1, 2013)

ARTICLE I

OBJECTIVE

US Foods, Inc. (the “Company”) established and maintains the US Foods, Inc. Annual Incentive Plan (the “Plan”) as a means to reward certain eligible Company employees who assist the Company in achieving key business priorities. The Plan consists of this plan document and various summaries, PowerPoint decks and other documents (the “Plan Supplements”) which supplement this plan document. Except where this plan document expressly defers to the terms of the Plan Supplements, this plan document controls if any term in any Plan Supplement conflicts with this plan document. This document constitutes a restatement of the Plan and it is effective as of January 1, 2013. The plan year for the Plan is the calendar year.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligible Employees. Each employee of the Company who is employed in a position designated by the Administrator (defined in Section 6.2 below) as a position eligible to receive a bonus under this Plan is eligible to participate in the Plan under the terms and conditions set forth in this document.

2.2 Partial Year Eligibility. An employee who the Company hires into a bonus-eligible position during the year and prior to December 1 of such year may participate in the Plan for such year, provided he or she otherwise meets the Plan’s eligibility requirements. No person hired by the Company after November 30th of a year may participate in the Plan for such year. A person hired by the Company after November 30th may participate in the Plan for the immediately following year provided he or she otherwise meets the Plan’s eligibility requirements.

2.3 Termination of Participation. An employee shall remain an eligible employee in the Plan until the earliest of (a) the date the employee is no longer in a bonus-eligible position; (b) the date the eligible employee terminates employment with the Company for any reason; or (c) the date the Administrator terminates the employee’s participation in the Plan. The Administrator reserves the right to terminate an employee’s participation in the Plan for any reason, retroactively or otherwise.

ARTICLE III

PERFORMANCE MEASURES AND

TARGET AWARDS

3.1 The Administrator has sole and complete discretion to establish the process for determining bonus amounts for each year. In doing so, the Administrator may give consideration to the business plans established by those business units with bonus-eligible positions for determining the Company performance measures and may give consideration to the recommendations of managers assigned to eligible employees for determining any applicable individual performance measures.

3.2 The Administrator shall identify performance measures and performance goals which may include Company performance measures and goals and/or individual performance measures and goals. The Administrator shall identify Company performance measures from such business plans and shall assign weighting to the applicable performance measures and goals. The Administrator may identify different performance measures and different weightings that apply to different business units, divisions and positions. Such performance measures may include, but are not limited to, financial performance measures (e.g., EBITDA to AOP, Sales Units to AOP, and/or TGP $ to AOP); cash flow metrics (e.g., Days Inventory Outstanding, Days Sales Outstanding, Net Debt); sales effectiveness goals (e.g., Net Account Growth, Exclusive Brands Unit Sales, Manager Effectiveness). The Administrator may identify any applicable individual performance measures giving consideration to recommendations from the eligible employee’s manager. The Administrator may establish, in its sole discretion, certain minimum thresholds that must be met for eligible employees to become eligible for a bonus payment. The Plan’s performance measures and goals are a term and condition of the Plan and are incorporated by reference herein.

3.3 The Administrator shall assign a bonus target percentage to each eligible employee. The applicable percentage determined by the Administrator and multiplied by an eligible employee’s base salary for each performance period equals the eligible employee’s target bonus amount for such performance period. The Administrator may adjust an eligible employee’s target bonus amount based upon such criteria as the Administrator shall determine and during a performance period. If an eligible employee transfers between bonus-eligible positions or goes on a leave of absence during a performance period, the Plan Supplements may describe and set forth the effect of such transfer or leave of absence on the eligible employee’s bonus. If a Plan Supplement is silent with respect to the impact of a transfer or leave of absence on an eligible employee’s bonus, then the Administrator may make such determination.

ARTICLE IV

BONUS AMOUNTS

The Administrator shall establish a performance period (e.g., calendar or fiscal quarter or calendar or fiscal year) applicable to a bonus payable under the Plan. Upon the conclusion of each performance period, the Administrator, or the Vice President of Sales for the applicable business unit for the sales bonuses, shall review the achievement of the applicable performance measures. Each eligible employee shall be entitled to receive a bonus under this Plan only after the Administrator, or the Vice President of Sales, as applicable, determines the Company’s and/or the eligible employee’s achievement of the applicable performance measures.

ARTICLE V

BONUS PAYMENTS

5.1 The Company shall pay bonuses in a single lump sum after the close of each applicable performance period, but in no event later than two and one-half (2.5) months after the close of the applicable performance period. Except as otherwise provided in this ARTICLE V, an eligible employee shall be entitled to a bonus under this Plan only if he or she is actively employed by the Company on the last day of the performance period and in good standing on the date bonuses are paid.

5.2 Notwithstanding Section 5.1, the Administrator reserves the right, in its sole discretion, to pay a bonus under this Plan to a person who is not actively employed on the payment date. In determining whether to award a bonus to a person who is not actively employed on the payment date, the Administrator may consider (a ) whether the person is no longer actively employed as the result of a disability; (b) whether the person is part of a reduction-in-force; (c) whether the person voluntarily terminated after reaching a certain age with a certain amount of service with the Company (e.g., after reaching age 55 with 10 years of service); (d) whether the person involuntarily terminated with cause; and (e) whether the person died. The Company shall pay a bonus to the person’s estate if a person dies before receiving a bonus. Except as set forth in a Plan Supplement, the Administrator has sole and complete discretion to determine the amount of any bonus payable to a person who is not actively employed on the payment date if the Administrator determines that such person is entitled to a bonus.

ARTICLE VI

OTHER TERMS AND CONDITIONS

6.1 No Vested Rights. No person has a vested right to any amount under the Plan before the payment date.

6.2 Administration. The Administrator of the Plan is the two-person committee consisting of the Company’s Chief Human Resources Officer and the Company’s Chief Financial Officer. This committee administers the Plan. The Administrator has the full power to construe, interpret and make all determinations under the Plan including, but not limited to, the determination (a) of the meaning of any term or provision of the Plan; (b) whether an individual is an eligible employee, (c) of the performance measures that apply to a person’s bonus; (d) of the amount of each bonus (including the target amount and the final bonus), and (e) whether the eligible employee has become entitled to a bonus under the Plan. The Administrator has the full power to establish, amend and waive rules for the Plan’s administration. All determinations and decisions the Administrator makes under the Plan are final and binding on all persons and entities. No individual shall be entitled to receive a bonus under this Plan unless the Administrator determines, in its sole discretion, that the individual has met the Plan’s requirements to receive a bonus.

6.3 Amendment and Termination. The Plan may be amended, suspended or terminated at any time (including after the close of a performance period and prior to payment of bonuses) and from time to time by written action of the Administrator.

6.4 Deductions and Withholding. The Company shall deduct and/or withhold all amounts necessary to satisfy federal, state and local taxes, required by law or regulation to be withheld, with respect to any taxable event arising as a result of the Plan.

6.5 No Deferred Compensation. The Company intends the Plan to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the short-term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4).

6.6 Governing Law. The laws of the State of Illinois shall govern the Plan.

6.7 Adjustments for Overpayment. In the event the Company overpays a bonus, the Company may recoup prospective compensation payable to an employee, including future Plan bonuses and earnings not governed by the Plan.

6.8 No Employment Contract. Neither this document nor the Plan are a contract between the Company and any person. Nothing herein limits the Company’s ability to terminate the employment of any person. No person earns any right to a bonus, partial or otherwise, under this Plan during the performance period.

6.9 Unfunded Status. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for payment of any bonuses. No person shall have any interest in any particular assets of the Company or any subsidiary thereof by reason of the right to receive a bonus under the Plan and any such person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.

6.10 Restatement. This restatement supersedes and replaces all prior plan documents governing the Plan. If any conflict between this document and any other document related to or associated with this Plan should arise, the terms and conditions of this document control.

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This Plan is hereby restated by the Company, effective as of January 1, 2013, by execution of this document by the Company’s duly authorized officers this 7th day of February, 2013.

U.S. FOODS, INC.

By:	/s/ Allan D. Swanson

By:	/s/ David J. Esler

Its: Plan Administrators